MARCUM
ACCOUNTANTS ▲ ADVISORS

February 22, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Landa App LLC under Item 4 of its Form 1-U dated February 22, 2024. We agree with the statements concerning our Firm in such Form 1-U; we are not in a position to agree or disagree with other statements of Landa App LLC contained therein.

Very truly yours,

Marcum LLP

Marcum LLP

**DL**/cap

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